Dex Media, Inc. Reports Fourth-Quarter and
Full-Year 2004 Financial Results

Cash Flow from Operations of $491 Million in 2004 Contributed to Adjusted Free Cash
Flow* of $485 Million Which Was Utilized to Pay Down Bank Debt1 of $461 Million

DENVER – March 3, 2005 — Dex Media, Inc. (NYSE: DEX) today announced its consolidated results for the year ended December 31, 2004. Dex Media, Inc. (“Dex Media”) reported a $50.8 million net loss, or basic and diluted loss of $0.39 per share. The company also reported EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted*2 of $930.1 million; an EBITDA, as adjusted* margin2 of 56.4 percent; cash provided by operating activities of $491.4 million and adjusted free cash flow* of $485.4 million, which was utilized to pay down $460.5 million in bank debt. Consolidated Generally Accepted Accounting Principles (“GAAP”) results for the full year 2004 and for the fourth quarter are included in the next section, followed by a summary of GAAP results adjusted for the impacts of purchase accounting and other nonrecurring, one-time items.

“Dex Media’s 2004 and fourth quarter financial results reflect strong free cash flow generation and significant debt paydown,” said George Burnett, president and CEO of Dex Media. “From an operating perspective, we took important steps to replace manual processes and legacy systems with state-of-the art technology, enhancing our long-term ability to compete and grow.

“We also differentiated ourselves through investment in a new market brand, launch of an innovative advertising campaign and continued success in extending distribution of our advertisers’ content, both in print and online,” Burnett said. “Following the introduction of searchable content on DexOnline.com in January 2004, we have clearly established our Internet Yellow Pages (“IYP”) leadership. During 2004, Dex Media consistently handled 25 percent or more of the IYP searches in our region, and our share of searches has grown each of the last four consecutive quarters, according to comScore.”

Consolidated GAAP Results

As a result of Dex Media’s acquisition of Dex East in 2002 and Dex West in 2003, the related financing, and the associated purchase accounting, 2004 consolidated GAAP results are not comparable with the prior year.

Year End Consolidated GAAP Results

For the year ended December 31, 2004, Dex Media reported $1,602.1 million in revenue, $421.8 million in operating income and a $50.8 million net loss, or basic and diluted loss per share of $0.39. Cash provided by operating activities for the year ended December 31, 2004, was $491.4 million, which was utilized to pay down aggregate bank debt by $460.5 million. Including the redemption by Dex Media’s subsidiaries of $202.0 million of Senior Subordinated Notes using net proceeds from Dex Media’s initial public

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

offering, which was consummated on July 22, 2004 (the “IPO”), total debt pay down was $662.5 million.

Fourth Quarter Consolidated GAAP Results

For the fourth quarter 2004, Dex Media reported $412.7 million in revenue, $116.1 million in operating income and a $2.5 million net loss, or basic and diluted loss per share of $0.02. During the fourth quarter, Dex Media generated cash from operating activities of $137.2 million, most of which was used to pay down aggregate bank debt by $123.1 million.

Consolidated Results, As Adjusted and Non-GAAP Measures

Management believes that presenting the adjusted GAAP results and non-GAAP measures is important for investors to better understand underlying operational and financial performance and to facilitate comparison of results between periods.

Dex Media’s revenue and related cost of revenue for the 12 months following the acquisitions of its wholly owned subsidiaries, Dex Media East LLC and Dex Media West LLC, were lower than they otherwise would have been due to the effects of recording the acquisitions in accordance with the purchase method of accounting. During 2004, Dex Media’s revenue and cost of revenue were lower than they would have been by $46.8 million and $10.5 million, respectively, due to the effects of purchase accounting. In addition, 2003 revenue and cost of revenue were lower than they would have been by $118.2 million and $32.6 million, respectively. There was no impact on revenue and related cost of revenue in the fourth quarter of 2004 related to purchase accounting.

In addition, general and administrative expense for the year included charges of $2.0 million related to advisory fees paid to Dex Media’s equity sponsors prior to the IPO; $20.0 million for the termination of the annual advisory fees paid to such sponsors; and $6.8 million for severance expense, which related primarily to a planned workforce reduction and the reorganization of the marketing and sales organizations. General and administrative expense for the fourth quarter included a $2.0 million credit resulting from a revised assessment of Dex Media’s severance liability as of December 31, 2004. Finally, in addition to the $22.0 million related to advisory fees, cash flow from operations for the year was impacted by a $24.1 million bond redemption premium paid in conjunction with the IPO.

Unless otherwise noted, the following “consolidated results, as adjusted and non-GAAP measures” have been adjusted to exclude the effects of the items noted above.

Year End Consolidated Results As Adjusted

For the year ended December 31, 2004, Dex Media would have generated $1,648.9 million in revenue, a 1.1 percent increase over the Combined3 year 2003. The introduction of new directories and new products, continued pricing leverage and improvements in claims and disconnect rates in local directory services contributed to the revenue growth for the year.

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Adjusted gross margin was 69.9 percent for each of the full year 2004 and the Combined year 2003. General and administrative expense was $251.6 million for the full year 2004, compared to $220.7 million for the Combined year 2003. In 2004, general and administrative expense included $2.0 million in advisory fees paid to Dex Media’s equity sponsors prior to the IPO; $20.0 million for the termination of the annual advisory fees paid to the equity sponsors; and an accrual of $6.8 million for severance expense, which related primarily to a planned workforce reduction.

Full year 2004 EBITDA, as adjusted* would have been $930.1 million, yielding an EBITDA, as adjusted*, margin of 56.4 percent. For the year ended December 31, 2004, excluding the IPO-related cash requirements and other non-operating items, Dex Media would have generated free cash flow* of $485.4 million.

Fourth Quarter Consolidated Results As Adjusted

For the three months ended December 31, 2004, Dex Media generated $412.7 million in revenue, a 0.6 percent increase over the fourth quarter of 2003.

Gross margin in the fourth quarter of 2004 was 70.5 percent compared to adjusted gross margin of 70.0 percent for the fourth quarter of 2003. General and administrative expense was $63.4 million in the fourth quarter of 2004, compared to the $67.5 million reported for the fourth quarter of 2003.

Fourth quarter 2004 EBITDA, as adjusted* was $225.7 million, resulting in an EBITDA, as adjusted* margin of 54.7 percent compared to 53.4 percent in the fourth quarter of 2003. The seasonal decline in fourth quarter margins was primarily attributable to increased advertising and promotion surrounding certain large market sales campaigns that occur during the quarter.

Free Cash Flow* and Debt

Dex Media defines free cash flow* as cash provided by operating activities less capital expenditures.

For the year ended December 31, 2004, Dex Media reported cash provided by operating activities, capital expenditures and adjusted free cash flow* of $491.4 million, $54.6 million and $485.4 million, respectively. Capital expenditures for the year related primarily to software development costs associated with the implementation of the Amdocs software system. During 2004, Dex Media’s adjusted free cash flow* was primarily used to pay down aggregate bank debt by $460.5 million. In addition, net proceeds from the IPO were used for the redemption by Dex Media’s subsidiaries of $202.0 million of Senior Subordinated Notes, resulting in total debt pay down of $662.5 million.

For the fourth quarter ended December 31, 2004, Dex Media generated cash provided by operating activities of $137.2 million, capital expenditures of $6.5 million and adjusted free cash flow* of $124.4 million. Dex Media’s free cash flow* for the fourth quarter was used to pay down aggregate bank debt by $123.1 million.

At December 31, 2004, Dex Media had long term debt (in millions) of:

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Bank Credit Facilities	$2,443.3
Notes Outstanding	3,284.1

$5,727.4

Total leverage ratio4, as defined in our credit facilities, was 6.2x at December 31, 2004.

Dex Media’s average interest rate based on its weighted average cost of debt at December 31, 2004, was 7.0 percent.

Cash interest of $407.1 million was paid during the year ended December 31, 2004 and $96.8 million was paid during the three months ended December 31, 2004. These amounts include interest rate swaps along with all debt related interest.

2005 Guidance

“To confirm previous total year 2005 guidance, free cash flow will increase over 2004, capital expenditures will decrease, adjusted EBITDA margin and full-year revenue growth rates will be consistent with 2004 results and debt pay down will approximate one-half turn of leverage before giving effect to dividend payments,” said Bob Neumeister, executive vice president and CFO.

According to Neumeister, revenue growth for the first half of 2005 will be positive but trending down from the fourth quarter of 2004 with the first quarter as the low water mark for the year. The first two quarters will be affected by the discontinuation of certain direct marketing products, an adjustment in the timing by Qwest of purchases under its take-or-pay advertising agreement with Dex Media and the residual effects of general economic softness in 2004.

“We expect stronger performance in the second half of 2005 showing progressive improvement in year-over-year revenue growth rates as we see the positive effects of competitive initiatives that are now underway, including increased advertising, sales training, differentiated pricing and improved distribution,” said Neumeister. “We also anticipate a benefit from new print directory features, the rollout of our Search Engine Marketing (SEM) package for small businesses called Dex Web Clicks™, and the introduction of our new companion directory called Dex PlusTM, a conveniently formatted directory providing advertisers with additional reach at cost-effective rates.”

Other Financial and Operational Highlights

Infrastructure

•	Completed planned workforce reduction of more than 330 employees as a result of efficiencies gained through the conversion to the Amdocs software system.

•	Announced in December 2004 a reorganization of Dex Media’s Sales and Marketing organizations, creating a structure to drive local analytical capability and faster decision making.

•	Continued preparation for conversion of Dex Media’s Accounts Receivable and Billing and Collection systems, which will complete the retirement of all legacy systems.

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Products

•	Introduced Dex Web ClicksTM Internet package in Seattle, Washington and in Omaha, Nebraska, providing small businesses guaranteed access to over 30 search engines for a fixed price, leading to its full market rollout in 2005.

Internet

•	Launched DexOnline.com in January 2004, Dex Media’s new Internet Yellow Pages website with fully searchable content.

•	Operationalized a comprehensive distribution agreement with InfoSpace’s Switchboard.com, where Dex advertisers are placed in front of consumers searching for relevant local content between 2.5 — 3.0 million times each month.

Capital Structure

•	Consummated the IPO on July 22, 2004. Dex Media used a portion of the net proceeds of $354.0 million to redeem all of the outstanding 5% Series A Preferred Stock for $128.5 million including accrued and unpaid dividends. Another portion of the net proceeds was used to redeem $183.8 million in aggregate principal amount of Dex Media East’s Senior Subordinated Notes and $18.2 million in aggregate principal amount of Dex Media West’s Senior Subordinated Notes in August 2004.

•	Repriced our bank debt in two separate transactions in conjunction with the IPO and the issuance by Dex Media West LLC of $300.0 million of 5 7/8% Senior Notes due 2011, reducing our interest rate margins on the bank facilities by a weighted average of approximately 60 basis points.

*Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, Dex Media also discloses EBITDA, EBITDA, as adjusted, and adjusted free cash flow, all of which are non-GAAP measures. Management believes that providing this additional information enables investors to better assess and understand Dex Media’s ability to meet debt service, make capital expenditures and meet its working capital requirements. Dex Media does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define similar measures differently.

The most directly comparable GAAP measure to EBITDA and EBITDA, as adjusted, is net income (loss). The following table presents a reconciliation of net income (loss) to EBITDA and EBITDA, as adjusted, for consolidated 2004 results compared to Combined 2003 results (in millions):

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

	Year			Fourth Quarter
	Ended Dec. 31,			Ended Dec. 31,
	2004	2003[3,5]	% Chg	2004	2003	% Chg
Net income (loss)	$(50.8)	$76.7		$(2.5)	$(26.3)
Income tax provision (benefit)	(31.4)	43.7		0.6	(15.7)
Interest expense — net	504.0	387.5		118.0	114.6
Depreciation & amortization	30.8	23.5		8.5	6.7
Amortization of intangibles	412.4	290.1		103.1	115.2

EBITDA	865.0	821.5		227.7	194.5
Effects of purchase accounting:
Revenue	46.8	118.2		—	34.5
Cost of revenue	(10.5)	(32.6)		—	(9.8)

EBITDA, adjusted to exclude the effects of purchase accounting	$901.3	$907.1		$227.7	$219.2

Other adjustments:
Advisory fees[6]	22.0			—
Accrued severance costs[7]	6.8			(2.0)

EBITDA, as adjusted*	$930.1			$225.7

Revenue	$1,602.1	$1,512.9		$412.7	$375.8
Effects of purchase accounting	46.8	118.2		—	34.5

Revenue, adjusted to exclude the effects of purchase accounting	$1,648.9	$1,631.1	1.1%	$412.7	$410.3	0.6%

EBITDA, as adjusted*, margin	56.4%			54.7%

The most directly comparable GAAP measure to free cash flow and adjusted free cash flow is cash provided by operating activities. The following table presents a reconciliation of cash provided by operating activities to free cash flow and adjusted free cash flow for consolidated 2004 results and fourth quarter 2004 results (in millions):

	Year	Fourth Quarter
	Ended Dec. 31,	Ended Dec. 31,
	2004	2004
Cash provided by operating activities	$491.4	$137.2
Capital expenditures	(54.6)	(6.5)

Free cash flow*	436.8	130.7
adjustments:
IPO-related cash requirements[8]	44.1	(6.3)
Advisory fees	2.0
Severance related to workforce reduction	2.5

Adjusted free cash flow*	$485.4	$124.4

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Footnotes

1 Bank debt pay down does not reflect the $300.0 million of Dex Media West bank debt paid down with proceeds from the $300.0 million 5 7/8% Senior Notes issued by Dex Media West LLC in November 2004.

2 EBITDA, as adjusted* is defined as EBITDA, adjusted to exclude the effects of purchase accounting and other non-recurring adjustments. EBITDA, as adjusted* margin is defined as EBITDA, as adjusted* divided by revenue, adjusted to exclude the effects of purchase accounting.

3 This presentation reflects the aggregation of Dex Media results and the operations of Dex West prior to its acquisition on September 9, 2003 (“Combined”). The presentation of Combined results for the year ended December 31, 2003, is not in accordance with GAAP. We have presented the Combined results because (1) we believe that such financial information is important to an investor’s understanding of Dex Media’s future operations due to the Dex West acquisition and (2) Dex Media and Dex West were under common management for all periods presented.

4 As defined by Dex Media’s credit facilities, total leverage ratio is the ratio of total indebtedness to adjusted consolidated EBITDA for the period of four consecutive fiscal quarters. Total indebtedness is the aggregate principal amount of indebtedness that would be reflected on a balance sheet prepared in accordance with GAAP. Adjusted consolidated EBITDA is EBITDA, as adjusted*, further adjusted for specific non-recurring and any significant non-cash items defined in the credit agreement. The presentation of total leverage at December 31, 2004, is not in accordance with GAAP. We have presented total leverage because we believe that such financial information is important to an investor’s understanding of Dex Media’s ability to service its debt.

5 The Combined 2003 results are not comparable to the consolidated 2004 results due to interest costs on Qwest indebtedness prior to the Dex West acquisition on September 9, 2003. In addition, in connection with the acquisition of Dex West, we acquired intangible assets subject to amortization and incurred significant indebtedness.

6 Advisory fees include the $2.0 million paid to Dex Media’s equity sponsors prior to the IPO and a lump sum payment of $20.0 million paid in conjunction with the IPO to terminate the annual advisory fees payable under the management consulting agreements. These amounts were included in general and administrative expense for the full year 2004.

7 Accrued severance costs primarily relate to the previously announced planned workforce reduction as a result of the operational efficiencies gained through the Amdocs rollout and reorganization of the marketing and sales organizations.

8 Operating cash requirements related to the IPO included the $20.0 million termination of annual advisory fees and the $24.1 million bond redemption premium. Additionally, there was a $6.3 million accelerated payment of accrued interest related to these bonds in the third quarter that was originally scheduled for the fourth quarter. There was no impact of this accelerated interest payment on the year ended December 31, 2004.

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Fourth Quarter Conference Call

A conference call will be held Thursday, March 3, 2005, at 11 a.m. Eastern Standard Time. The domestic dial-in number is 877-817-7188 and the international number is 703-871-3097. The conference ID is 642969. Please call 10 minutes in advance to facilitate an on-time start. The call will be broadcast on Dex Media’s web site at www.dexmedia.com.

Please note: All statements made by Dex Media officers on this call are the property of Dex Media and subject to copyright protection. Recording of the call is prohibited without the express written consent of Dex Media.

About Dex Media, Inc.
Dex Media, Inc. (NYSE: DEX) is the indirect parent company of Dex Media East LLC, Dex Media West LLC and Dex Media Service LLC. The company, through its subsidiaries, provides local and national advertisers with industry-leading directory and Internet solutions. As the exclusive publisher of the official White and Yellow Pages directories for Qwest Communications International Inc., Dex Media published 269 directories in 2004 in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming.

In 2004, Dex Media generated revenue of approximately $1.65 billion, excluding the effects of purchase accounting related to the acquisition of Dex West. Dex Media printed approximately 45 million print directories for distribution in 2004. Dex Media’s leading Internet-based directory, DexOnline.com, is the most used Internet Yellow Pages in the states Dex Media serves, according to market research firm comScore.

Safe Harbor for Forward-Looking and Cautionary Statements

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.

The following factors, among others, could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in Dex Media’s cash flow that could impair Dex Media’s ability to service its debt obligations; Dex Media’s high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

Other factors that could materially affect actual results can be found in Dex Media’s filings with the Securities and Exchange Commission. Many of these factors are beyond the company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. Dex Media undertakes no obligation to

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:

Pat Nichols	Brooke Martellaro
303-784-1555	866-545-2900
pat.nichols@dexmedia.com	brooke.martellaro@dexmedia.com

###

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Appendix: The following schedules have been provided for ease of reviewing combined and consolidated selected financial data for Dex Media, Inc. and its wholly-owned subsidiaries, Dex Media East, LLC and Dex Media West, LLC. Non-GAAP measures presented in these tables have been reconciled within this press release to the most directly comparable GAAP measure. Management believes this additional information enables investors to better assess and understand Dex Media’s ability to meet debt service requirements, invest in capital expenditures and meet its working capital requirements.

Dex Media, Inc. and Subsidiaries
Selected Balance Sheet Data

	As of
(Dollars in Millions)	December 31, 2004
	Dex	Dex
	Media	Media	Dex Media Inc.
	East	West	Consolidated
Total Current Assets	$204.9	$225.4	$431.2
Total Assets	2,600.5	4,224.8	6,878.0
Total Current Liabilities	271.7	286.8	577.3
Long-term Debt (including current portion)	1,760.5	2,920.8	5,727.4
Total Liabilities	1,966.9	3,165.7	6,197.5
Total Equity	633.6	1,059.1	680.5
Total Liabilities & Equity	2,600.5	4,224.8	6,878.0
Leverage Ratio	4.4x	5.6x	6.2x

	As of
(Dollars in Millions)	December 31, 2003
	Dex	Dex
	Media	Media	Dex Media Inc.
	East	West	Consolidated
Total Current Assets	$233.7	$209.4	$417.9
Total Assets	2,867.2	4,466.8	7,290.4
Total Current Liabilities	260.0	189.2	426.2
Long-term Debt (including current portion)	2,141.1	3,203.0	6,097.4
Total Liabilities	2,426.9	3,407.9	6,529.6
Total Equity	440.3	1,058.9	760.8
Total Liabilities & Equity	2,867.2	4,466.8	7,290.4
Leverage Ratio	5.1x	6.0x	6.4x

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Dex Media, Inc. and Subsidiaries
Selected Combining Income Statement Data
Quarter Ended

(Dollars in Millions)	December 31, 2004
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Total Revenue	$179.2	$233.5	$—	$412.7
Cost of Revenue	54.4	67.2	—	121.6
General & Administrative – (including bad debt expense)	27.0	35.9	0.5	63.4
Depreciation & Amortization	3.0	5.5	—	8.5
Amortization of Intangibles	45.3	57.8	—	103.1
Total Operating Expenses	129.7	166.3	0.6	296.6
Interest Expense – gross	36.6	59.6	22.0	118.2
Net Income (Loss)	6.8	4.5	(13.8)	(2.5)

(Dollars in Millions)	December 31, 2003
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Total Revenue	$176.4	$199.4	$—	$375.8
Total Revenue – excluding the effects of Purchase Accounting	177.2	233.1	—	410.3
Cost of Revenue	54.3	58.8	—	113.1
Cost of Revenue – excluding the effects of Purchase Accounting	54.6	68.3	—	122.9
General & Administrative – (including bad debt expense)	29.5	38.0	—	67.5
Depreciation & Amortization	2.3	4.4	—	6.7
Amortization of Intangibles	53.6	61.6	—	115.2
Total Operating Expenses	139.7	162.8	—	302.5
Interest Expense – gross	52.5	53.9	8.9	115.3
Net Income (Loss)	(10.6)	(10.2)	(5.5)	(26.3)

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Dex Media, Inc. and Subsidiaries
Selected Combining Cash Flow Data
Quarter Ended

(Dollars in Millions)	December 31, 2004
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Net Income (Loss)	$6.8	$4.5	$(13.8)	$(2.5)
Cash Interest Paid	54.8	22.0	20.0	96.8
Cash Provided by (Used for) Operating Activities	38.8	119.5	(21.1)	137.2
Capital Expenditures	(0.9)	(5.6)	—	(6.5)
Cash Provided by (Used for) Investing Activities	(0.9)	(3.0)	—	(3.9)
Debt Repayments[a]	(29.1)	(394.0)	—	(423.1)
Cash Provided by (Used for) Financing Activities	(37.9)	(110.5)	20.5	(127.9)
Beginning Cash Balance	—	2.9	0.9	3.8
Ending Cash Balance	—	8.9	0.3	9.2

(Dollars in Millions)	December 31, 2003
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Net Income (Loss)	$(10.6)	$(10.2)	$(5.5)	$(26.3)
Cash Interest Paid	76.1	13.4	—	89.5
Cash Provided by (Used for) Operating Activities	27.1	109.5	—	136.6
Capital Expenditures	(6.4)	(8.5)	—	(14.9)
Cash Provided by (Used for) Investing Activities	14.5	(8.5)	—	6.0
Debt Repayments	(80.3)	(95.0)	—	(175.3)
Cash Provided by (Used for) Financing Activities	(80.1)	(104.6)	—	(184.7)
Beginning Cash Balance	41.2	8.4	—	49.6
Ending Cash Balance	2.7	4.7	—	7.4

[a]Dex Media West debt repayments include the $300.0 million of Dex Media West bank debt paid with the proceeds from the $300.0 million of 5 7/8% Senior Notes issued by Dex Media West in November 2004.

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Dex Media, Inc. and Subsidiaries
Selected Combining Income Statement Data
Year Ended

(Dollars in Millions)	December 31, 2004
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Total Revenue	$722.7	$879.4	$—	$1,602.1
Total Revenue – excluding the effects of Purchase Accounting	722.7	926.2	—	1,648.9
Cost of Revenue	220.1	265.4	—	485.5
Cost of Revenue – excluding the effects of Purchase Accounting	220.1	275.9	—	496.0
General & Administrative – (including bad debt expense and termination of advisory fees)	112.4	138.2	1.0	251.6
Depreciation & Amortization	12.2	18.6	—	30.8
Amortization of Intangibles	181.1	231.3	—	412.4
Total Operating Expenses	525.8	653.5	1.0	1,180.3
Interest Expense – gross	199.7	222.0	83.8	505.5
Net Income (Loss)	(1.6)	2.6	(51.8)	(50.8)

(Dollars in Millions)	December 31, 2003
	Dex		Inc.,
	Media	West	Eliminations	Inc.
	East	Combined[a]	& Other	Combined[a]
Total Revenue	$668.8	$844.1	$—	$1,512.9
Total Revenue – excluding the effects of Purchase Accounting	713.2	917.9	—	1,631.1
Cost of Revenue	201.7	256.9	—	458.6
Cost of Revenue – excluding the effects of Purchase Accounting	213.3	277.9	—	491.2
General & Administrative – (including bad debt expense)	101.2	119.5	—	220.7
Depreciation & Amortization	10.4	13.1	—	23.5
Amortization of Intangibles	214.4	75.7	—	290.1
Total Operating Expenses	527.6	465.3	—	992.9
Interest Expense – gross	198.3	184.1	8.9	391.3
Net Income (Loss)	(41.8)	123.9	(5.4)	76.7

[a]This presentation reflects the aggregation of operations from the acquired business in the Dex West states prior to the September 9, 2003 acquisition date and the operations of Dex Media West LLC subsequent to the acquisition.

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Dex Media, Inc. and Subsidiaries
Selected Combining Cash Flow Data
Year Ended

(Dollars in Millions)	December 31, 2004
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Net Income (Loss)	$(1.6)	$2.6	$(51.8)	$(50.8)
Cash Interest Paid	174.4	192.1	40.6	407.1
Cash Provided by (Used for) Operating Activities	206.4	325.7	(40.7)	491.4
Capital Expenditures	(23.2)	(31.4)	—	(54.6)
Cash Provided by (Used for) Investing Activities	(23.2)	(23.5)	—	(46.7)
Debt Repayments	(380.3)	(582.2)	—	(962.5)
Cash Provided by (Used for) Financing Activities	(185.9)	(297.9)	40.9	(442.9)
Beginning Cash Balance	2.7	4.7	—	7.4
Ending Cash Balance	—	8.9	0.3	9.2

(Dollars in Millions)	December 31, 2003
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Net Income (Loss)	$(41.8)	$(27.8)	$(5.4)	$(75.0)
Cash Interest Paid	182.9	14.3	—	197.2
Cash Provided by (Used for) Operating Activities	209.5	170.9	—	380.4
Capital Expenditures	(30.2)	(10.3)	—	(40.5)
Cash Provided by (Used for) Investing Activities	(11.7)	(4,354.9)	—	(4,366.6)
Debt Repayments	(230.1)	(175.0)	—	(405.1)
Cash Provided by (Used for) Financing Activities	(232.5)	4,188.6	—	3,956.1
Beginning Cash Balance	37.6	—	—	37.6
Ending Cash Balance	2.7	4.7	—	7.4

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Dex Media, Inc. and Subsidiaries
EBITDA* Reconciliation
Quarter Ended

(Dollars in Millions)	December 31, 2004
			Inc.,
	Dex Media	Dex Media	Eliminations	Inc.
	East	West	& Other	Consolidated
Net income (loss)	$6.8	$4.5	$(13.8)	$(2.5)
Income tax provision (benefit)	6.2	3.2	(8.8)	0.6
Interest expense — net	36.5	59.5	22.0	118.0
Depreciation & amortization	3.0	5.5	—	8.5
Amortization of intangibles	45.3	57.8	—	103.1

EBITDA*	97.8	130.5	(0.6)	227.7
Other adjustments:
Accrued severance costs	(1.1)	(0.9)	—	(2.0)

EBITDA, as adjusted*	$96.7	$129.6	$(0.6)	$225.7

Revenue	$179.2	$233.5	$—	$412.7

EBITDA, as adjusted*, margin	54.0%	55.5%		54.7%

(Dollars in Millions)	December 31, 2003
			Inc.,
	Dex Media	Dex Media	Eliminations	Inc.
	East	West	& Other	Consolidated
Net income (loss)	$(10.6)	$(10.2)	$(5.5)	$(26.3)
Income tax provision (benefit)	(5.8)	(6.5)	(3.4)	(15.7)
Interest expense — net	52.4	53.3	8.9	114.6
Depreciation & amortization	2.3	4.4	—	6.7
Amortization of intangibles	53.6	61.6	—	115.2

EBITDA*	91.9	102.6	—	194.5
Effects of purchase accounting:
Revenue	0.8	33.7	—	34.5
Cost of revenue	(0.3)	(9.5)	—	(9.8)

EBITDA, adjusted to exclude the effects of purchase accounting	$92.4	$126.8	$—	$219.2

Revenue	$176.4	$199.4	—	$375.8
Effects of purchase accounting	0.8	33.7	—	34.5

Revenue, adjusted to exclude the effects of purchase accounting	$177.2	$233.1	$—	$410.3

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Dex Media, Inc. and Subsidiaries
EBITDA* Reconciliation
Year Ended

(Dollars in Millions)	December 31, 2004
			Inc.,
	Dex Media	Dex Media	Eliminations	Inc.
	East	West	& Other	Consolidated
Net income (loss)	$(1.6)	$2.6	$(51.8)	$(50.8)
Income tax provision (benefit)	(0.6)	2.0	(32.8)	(31.4)
Interest expense — net	199.0	221.3	83.7	504.0
Depreciation & amortization	12.2	18.6	—	30.8
Amortization of intangibles	181.1	231.3	—	412.4

EBITDA*	390.1	475.8	(0.9)	865.0
Effects of purchase accounting:
Revenue	—	46.8	—	46.8
Cost of revenue	—	(10.5)	—	(10.5)

EBITDA, adjusted to exclude the effects of purchase accounting	390.1	512.1	(0.9)	901.3
Other adjustments:
Advisory fees	11.0	11.0	—	22.0
Accrued severance costs	2.9	3.9	—	6.8

EBITDA, as adjusted*	$404.0	$527.0	$(0.9)	$930.1

Revenue	$722.7	$879.4	$—	$1,602.1
Effects of purchase accounting	—	46.8	—	46.8

Revenue, adjusted to exclude the effects of purchase accounting	$722.7	$926.2	$—	$1,648.9

EBITDA, as adjusted*, margin	55.9%	56.9%		56.4%

DEX MEDIA FOURTH QUARTER & FULL YEAR 2004 RESULTS

Dex Media, Inc. and Subsidiaries
EBITDA* Reconciliation
Year Ended

(Dollars in Millions)	December 31, 2003
			Inc.,
	Dex Media	West	Eliminations	Inc.
	East	Combined[a]	& Other	Combined[a]
Net income (loss)	$(41.8)	$123.9	$(5.4)	$76.7
Income tax provision (benefit)	(26.6)	73.8	(3.5)	43.7
Interest expense — net	197.6	181.1	8.8	387.5
Depreciation & amortization	10.4	13.1	—	23.5
Amortization of intangibles	214.4	75.7	—	290.1

EBITDA*	354.0	467.6	(0.1)	821.5
Effects of purchase accounting:
Revenue	44.4	73.8	—	118.2
Cost of revenue	(11.6)	(21.0)	—	(32.6)

EBITDA*, adjusted for purchase accounting	$386.8	$520.4	$(0.1)	$907.1

Revenue	$668.8	$844.1	$—	$1,512.9
Effects of purchase accounting	44.4	73.8	—	118.2

Revenue, adjusted to exclude the effects of purchase accounting	$713.2	$917.9	$—	$1,631.1

[a]This presentation reflects the aggregation of operations from the acquired business in the Dex West states prior to the September 9, 2003 acquisition date and the operations of Dex Media West LLC subsequent to the acquisition.